Exhibit 10.7

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. [**] INDICATES INFORMATION THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Amendment #3

to the

Commercial Agreement

This Amendment #3 (“Amendment #3”) is made and entered into as of December 29, 2015 (the “Amendment #3 Effective Date”) by and between Hortonworks, Inc. (“Hortonworks”) and Yahoo! Inc. (“Yahoo”) and amends the Commercial Agreement entered into between the Parties dated June 21, 2011 (as amended) (the “Agreement”). Capitalized terms not otherwise defined herein will have the meanings set forth in the Agreement. In the event of a conflict between the terms of the Agreement and this Amendment #3, terms of this Amendment #3 will prevail.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hortonworks and Yahoo hereby agree to amend the Agreement as follows:

1.	The last two sentences of Section 16.1 of the Agreement (as previously amended by Amendment #1) are hereby deleted and replaced with the following:

The Parties acknowledge and agree that, as of the Amendment #3 Effective Date, the Agreement is in an active Renewal Term (the “Current Renewal Term”). Notwithstanding any terms in this Section 16.1 to the contrary, the Parties agree that:

(a)	the Current Renewal Term will expire on December 30, 2015, and

(b)	a new three (3) year renewal term will begin on December 31, 2015 and continue until December 30, 2018 (such three year renewal term, the “Amended 3-Year Renewal Term”).

(c)

Following the expiration of the Amended 3-Year Renewal Term, the one-year Renewal Terms will resume; and a Party may terminate any Renewal Term by providing written notice of non-renewal at least 60 days prior to the end of the then-current Renewal Term.

The Initial Term, all Renewal Terms and the Amended 3-Year Renewal Term are collectively referred to as the “Term.”

2.	The following is hereby added to Exhibit F of the Agreement:

Notwithstanding the fees previously paid by Yahoo to Hortonworks during the Initial Term and any Renewal Terms, the amounts payable by Yahoo to Hortonworks as Support Services and Hadoop Base Code Services Fees will be [**] per quarter. Hortonworks shall invoice Yahoo on December 31, 2015 for [**] for the Amended 3-Year Renewal Term, to be paid quarterly in advance in accordance with the terms of the Agreement, and for any subsequent Renewal Terms, Hortonworks shall invoice Yahoo in accordance with Section 9.2. If the Agreement terminates prior to the end of the Amended 3-Year Renewal Term, this Amendment shall not be interpreted to increase Yahoo payment liabilities beyond a prorated fee amount covering the period when the Support Services and Hadoop Base Code Services were provided, before the termination effective date.

Except as specifically amended by this Amendment #3, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment #3 to be executed by their duly authorized representatives as of the Amendment #3 Effective Date.

Hortonworks, Inc.:		Yahoo! Inc.:

By:	/s/ Scott Davidson	By:	/s/ Ken Goldman
Name:	Scott Davidson	Name:	Ken Goldman
Title:	Chief Financial Officer	Title:	Chief Financial Officer

[**] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Yahoo and Hortonworks Confidential